Exhibit 99.1

11730 Plaza America Drive, Suite 700

Reston, VA 20190

News Release

Investor Contact Lawrence Delaney, Jr. Investor Relations Advisor (310) 261-1486	Media Contact Joelle Shreves Vice President, Marketing & Corporate Communications (703) 707-6904

NCI Announces CEO Transition

Paul A. Dillahay to succeed Brian J. Clark as president and CEO

RESTON, VA, October 31, 2016 – NCI, Inc. (NASDAQ: NCIT), a leading provider of information technology (IT) and professional services and solutions to U.S. Federal Government agencies, today announced that its board of directors has appointed Paul A. Dillahay as president and chief executive officer, effective immediately. Mr. Dillahay replaces Brian J. Clark, who resigned as president and chief executive officer and a director of NCI, to pursue other opportunities. Mr. Dillahay previously held the position of executive vice president of CACI International’s Health and Litigation Solutions group. Mr. Dillahay also was appointed to NCI’s board of directors.

Mr. Dillahay has proven industry leadership in executing transformational change initiatives, developing leaders and delivering sustainable results. In addition to CACI, he spent the past 15 years in senior management positions at General Electric, Lockheed Martin, US Investigation Services (USIS) and ASRC Federal.

Mr. Dillahay has delivered exceptional results in various leadership roles at Lockheed Martin, including leading the Operation Support business within the Information Systems and Global Solutions division. After leaving Lockheed Martin in 2010, he joined USIS as chief operating officer. He then joined ASRC Federal as chief operating officer and was promoted to president and chief executive officer in 2013. Mr. Dillahay joined CACI in 2016 as executive vice president for corporate development, supporting the company’s strategic focus on mergers and acquisitions to drive growth, before assuming his most recent role.

“On behalf of the board of directors, I thank Brian for his service to NCI in right sizing the infrastructure and building a strong balance sheet,” said Charles K. Narang, chairman of the board of NCI. “I look forward to working with Paul. I think his background and experience will be a tremendous benefit to the company going forward.”

Mr. Dillahay commented: “I’m excited about the opportunity to lead NCI into the future, work with the board and the leadership team, and expand on NCI’s commitment to our customers and employees. NCI’s culture of trust, integrity and performance is a tremendous foundation to build upon as we seek to create sustainable organic growth, while delivering shareholder value.”

About NCI, Inc.:

NCI is a leading provider of enterprise solutions and services to U.S. defense, intelligence, health and civilian government agencies. The company has the expertise and proven track record to solve its customers’ most important and complex mission challenges through technology and innovation. NCI’s team of highly skilled professionals focuses on delivering cost-effective solutions and services in the areas of agile development and integration; cybersecurity and information assurance; engineering and logistics; big data and data analytics; IT infrastructure optimization and service management; and health and program integrity. Headquartered in Reston, Virginia, NCI has approximately 2,000 employees operating at more than 100 locations worldwide. NCI: Trust. Integrity. Performance. For more information, visit www.nciinc.com or email investor@nciinc.com. Like us on Facebook and follow us on Twitter (@nciinc_) and LinkedIn.

All statements in this press release that are not historical are forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the Company’s expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect NCI’s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in NCI’s filings with the Securities and Exchange Commission.

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